Exhibit 2.1

THIRD AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This Third Amendment (the “Amendment”), dated as of May 1, 2024, to the Agreement and Plan of Merger, originally entered into as of October 22, 2023, and amended thereafter on October 25, 2023 and December 26, 2023 (as amended, the “Merger Agreement”), by and among NAYA Biosciences, Inc., a Delaware corporation (the “Company”), INVO Bioscience, Inc., a Nevada corporation (“Parent”), and INVO Merger Sub Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

WHEREAS, Section 8.6 of the Merger Agreement provides that it may be amended or supplemented by written agreement signed by each of the parties thereto.

WHEREAS, each of the Company, the Parent, and the Merger Sub desire to amend the Merger Agreement as provided herein.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Amendment, the parties, intending to be legally bound, agree as follows:

1. Amendment of Section 1.53 of the Merger Agreement. Section 1.53 of the Merger Agreement is amended and restated in its entirety to read as follows:

“End Date” shall mean June 30, 2024.

2. Amendment of Section 1.72 of the Merger Agreement. Section 1.72 of the Merger Agreement is amended and restated in its entirety to read as follows:

“Interim PIPE” means (a) a sale of shares of the Parent’s Series A Preferred Stock pursuant to that certain Securities Purchase Agreement dated as of December 29, 2023, as amended pursuant to an Amendment to Securities Purchase Agreement dated as of April 30, 2024 (as amended, the “Securities Purchase Agreement”) (“Phase 1”), plus (b) a sale of shares of the Parent’s preferred stock at a price per share of $5.00 per share in a private offering, to be consummated prior to the Closing of the Merger, resulting in an amount as may be required, to be determined in good faith by the parties hereto, to adequately support the Parent’s fertility business activities per an agreed forecast of the Parent as well as for a period of twelve (12) months following the Closing, including a catch-up on Parent’s past due accrued payables still outstanding (“Phase 2”).

3. Amendment of Section 6.17 of the Merger Agreement. Section 6.17 of the Merger Agreement is amended and restated in its entirety to read as follows:

“Company shall consummate Phase I of the Interim PIPE pursuant to the Securities Purchase Agreement in accordance with its terms and shall consummate the Phase II of the Interim PIPE prior to the Closing. Notwithstanding anything to the contrary stated in this Agreement, Parent shall be free to secure any amount of funding from third parties on any terms Parent deems reasonably acceptable under SEC and Nasdaq regulations without the prior written consent of Company.”

4. Termination by Parent. Notwithstanding anything in the Merger Agreement to the contrary, the Merger Agreement may be terminated by Parent at any time prior to the Closing if Company breaches or fails to perform any of its covenants and agreements set forth in the Securities Purchase Agreement in any respect.

5. Further Amendment. The parties shall negotiate in good faith to arrive at a mutually acceptable amendment to the Merger Agreement for approval, execution, and delivery on the earliest reasonably practicable date; provided, however, that the parties agree that Parent will not file an amendment to the Form S-4 or the Proxy Statement/Prospectus until the parties arrive at a mutually acceptable amendment to the Merger Agreement.

6. Amendment. This Amendment shall be deemed an amendment of the Agreement in accordance with Section 8.6 of the Agreement. Except as specifically modified hereby, the Agreement shall be deemed controlling and effective, and the parties hereby agree to be bound by each of its terms and conditions.

6. Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts, all of which will be one and the same agreement. This Amendment will become effective when each party to this Amendment will have received counterparts signed by all of the other parties. A signed copy of this Amendment delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment. This Amendment shall be considered signed when the signature of a party is delivered by .PDF, DocuSign or other generally accepted electronic signature. Such .PDF, DocuSign, or other generally accepted electronic signature shall be treated in all respects as having the same effect as an original signature.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:

NAYA BIOSCIENCES, INC.

By:
Name:	Daniel Teper
Title:	CEO

PARENT:

INVO BIOSCIENCE, INC.

By:
Name:	Steven Shum
Title:	CEO

MERGER SUB:

INVO MERGER SUB INC.

By:
Name:	Steven Shum
Title:	CEO